EXHIBIT 14

CODE OF BUSINESS CONDUCT AND ETHICS

CALAIS RESOURCES, INC.

Code of Business Conduct and Ethics

INTRODUCTION

Our goal at Calais Resources, Inc. (“Calais”, or the “Company”), and its subsidiaries is to achieve the highest business and personal ethical standards as well as to comply with all the laws and regulations that apply to our business.  Adherence to the standards contained in this Code will help to ensure decisions that reflect care for all of our stakeholders. This Code of Business Conduct and Ethics (the “Code”) is intended as an overview of the Company’s guiding principles and not as a restatement of Company policies and procedures.

Ethical business behavior is the responsibility of every member of the Company’s team and is reflected not only in our relations with each other but also with other organizations, suppliers, competitors, government and the public.  Whatever the area of activity and whatever the degree of responsibility, the Company expects each employee to act in a manner that will enhance its reputation for honesty, integrity and the faithful performance of its undertakings and obligations.

This Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person’s good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.  Because our business depends upon the reputation of the Company and its directors, officers and employees for integrity and principled business conduct, in many instances this Code goes beyond the requirements of the law.

Employees should refer to policies contained in the Employee Manual applicable to the particular Calais subsidiary for which you work (hereinafter, the ”Employee Manual”), for a description of the policies and required reporting procedures applicable to them.  This Code is a statement of goals and expectations for individual and business conduct.  It is not intended to and does not in any way constitute an employment contract, assurance of continued employment, and does not create any rights in any employee, client, supplier, competitor, shareholder or any other person or entity.

It is the obligation of each and every director, officer and employee of Calais to become familiar with the goals and policies of the Company and integrate them into every aspect of our business.  Our ethics are ultimately determined by all of us as we do our daily jobs.  Our standard has been, and will continue to be, that of the highest ethical conduct.

The Business Corporation Act (British Columbia) (the”Act”) contains various specific provisions whereby officers and directors may, after written disclosure to the Board of Directors of Calais Resources, Inc. and abstention from any participation in deliberations, seek approval of the Board for transactions which might otherwise violate this Policy but which the Board of Directors deems to be in the best interests of the Corporation and its stockholders after due deliberation.  Nothing in this Policy shall be deemed to prohibit any transaction which has been approved by the Board in accordance with any such provisions of the Act.

CONFLICTS OF INTEREST

Directors, officers and employees of Calais, have a duty of loyalty to the Company, and must therefore avoid any actual or apparent conflict of interest with the Company.  A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively.  Conflicts of interest also arise when an employee, officer, or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

In exercising our responsibilities, it is vital that we be guided by what is in the best interests of the Company and those clients with whom we have fiduciary relationships.  All of our employees are required to conduct their personal and business affairs in such a way so as to avoid conflicts-or even the appearance of conflicts- with the interests of the Company, its shareholders and its customers.

It is each employee’s responsibility to ensure that his or her personal conduct complies with the following principles and to make appropriate disclosures when actual or potential conflicts may arise.  And, although the principles below are discussed in terms of the employees of the Company, each of us must also exercise care to avoid actual or potential conflicts of interest which might arise because of the activities of our close family members or other members of our household.

1.	Employees may not use their affiliation with the Company for personal benefit.

Examples of such prohibited activities include:

Employees receiving remuneration, gifts, entertainment or other compensation from any entity performing work or services for the Company or from any entity which is seeking to do business with the Company.  However, gifts or favors that are generally considered as common business or social courtesies are acceptable only as long as they are reasonable in type, frequency and value.

Employees having as financial interest in an entity that sells goods or services to the Company where the employee is able to influence the Company’s business transactions with that entity.

Employees using for their own personal gain or for the benefit of others any confidential or “inside” information obtained as a result of their employment with the Company.

Employees misappropriating to themselves or to others the benefit of any business venture or opportunity about which the employees learn or develop in the course of their employment and which is related to a current or prospective business of the Company.

2.	Employees may not be employed by or affiliated with a competitor.

Serving as an employee, director, officer, partner, consultant, agent of, or having a significant ownership interest in, an organization, which competes with the Company, violates your duty of loyalty to the Company and is prohibited.  The prohibition on such affiliations does not apply to outside Directors of the Company who disclose the affiliations to the Board of Directors.

3.	Employees, officers and directors have a responsibility to disclose actual and potential conflicts.

Determining whether you have a conflict and, if so, what to do about it can be difficult and no set of guidelines or statement of principles, however comprehensive and detailed, can hope to cover all situations or address every question of judgment.  Every employee is, therefore, required to disclose all possible conflicts or appearances of conflict.  If you have any doubt about your disclosure obligations in a particular situation, the best course is to consult with your supervisor or the Chief Financial Officer, or the President of the Company.

The Chief Executive Officer and members of the Board of Directors must report any such circumstances to the Audit and Finance Committee.

USE OF INFORMATION

The gold mining business, like other industries, is based on the collection, organization, evaluation and preservation of information.  We must be efficient in gathering and storing information, be thorough in our analysis of information collected, and be creative in generating new information... Our ability to remain competitive requires both our willingness and alertness to share information within our organization and our awareness that certain types of information need to be protected from disclosure.  It is especially important to maintain our reputation by safeguarding information entrusted to us by our customers and fellow employees; it is also legally required in many cases.

As an employer, the Company maintains personnel records on every employee.  This information is collected and maintained only for employee relations or legal reasons.  Access to this information is limited within the Company, and is generally released to those outside of the Company only if required by law.  Preserving the confidentiality of such information is necessary for creation of a productive and comfortable work environment.

CORPORATE OPPORTUNITIES

No director, officer or employee may: (a) take for himself or herself personally opportunities that are discovered through the use of Company property, information or position; (b) use Company property, information or position for personal gain; or (c) compete with the Company.  Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

USE OF INSIDE INFORMATION

It is the Company’s goal to protect shareholder investments through strict enforcement of the prohibition against insider trading set forth in provincial and federal securities laws and regulations.  No director, officer or employee may buy or sell securities of Calais at a time when in possession of “material non-public information.”  Passing such information to someone who may buy or sell securities is also prohibited.  The prohibition on insider trading applies to Calais’s securities and to securities of other companies if the director, officer or employee learns of material non-public information about those other companies in the course of his or her duties for Calais.  This prohibition also extends to certain non-employees who may learn about the “material non-public information” about the Company such as spouses, relatives, and close friends of directors, officers or employees.  Insider trading is both unethical and illegal and will be dealt with firmly.  If you have any questions in connection with whether or not a trade in the company shares is permitted at any particular time, please contact the Audit Committee Chairman of the Company.

FAIR DEALING

Each director, officer and employee shall endeavor to deal fairly and in good faith with Calais customers, shareholders, employees, suppliers, regulators, business partners, competitors and others.  No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice.

PROTECTION AND USE OF COMPANY ASSETS

Company assets, such as information, materials, supplies, time, intellectual property, software, hardware, and facilities, among other property, are valuable resources owned, licensed, or otherwise belonging to the Company.  Safeguarding Company assets is the responsibility of all directors, officers and employees.  All Company assets should be used for legitimate business purposes.  The personal use of Company assets without permission is prohibited.

Employees are expected to use Company equipment and materials (e.g. telephones, computers, software and photocopiers) for Company business only.  All Company equipment and materials are dedicated for business use only and the Company reserves the right to monitor and investigate usage of Company equipment and materials at its discretion.

Employees should not use Company resources for personal benefit or to benefit persons or entities outside the Company.  In certain circumstances, the Company may approve of the use of particular corporate resources for charitable or community purposes.

Employees must maintain accurate records and abide by corporate policies concerning reimbursable expenses, and eligibility for all Company benefits, including sick leave, education and disability payments.

Employees may not make payments or give gifts (other than gifts of nominal value that are generally considered as common business or social courtesies) to government workers or outside suppliers in order to influence regulatory or business decisions.

The Company has established internal control procedures to ensure that assets are protected and properly used, and that financial records and reports are accurate and reliable.  Employees and supervisors share the responsibility for maintaining and complying with required internal controls.

The Company’s success depends upon the integrity of all of its employees.  The Company has instituted a comprehensive set of procedures, rules and regulations.  All books and records of Calais shall be kept in such a way, as to fully and fairly reflect all Company transactions.

RECORDS RETENTION

Officers and employees are expected to become familiar with the Company’s policies regarding records retention applicable to them and to strictly adhere to those procedures.  Records may not be destroyed except in accordance with the applicable records retention policy.  If you have any questions in this regard, do not hesitate to contact your supervisor.

COMPLIANCE WITH LAWS, RULES, REGULATIONS

The Company is subject to a myriad of laws and regulations on how we conduct our business.  It is critically important to the Company and its employees to comply with the letter and spirit of the laws, which regulate the conduct of our business.

All aspects of Company business are impacted by compliance requirements; for example, sales, accounting and financial reporting and governmental relations.  Employees must be aware of the applications of the laws that affect the performance of their jobs and must carry out their job responsibilities in a manner that ensures that the Company is in compliance with external statutory, regulatory and industry requirements.

Calais takes a proactive stance on compliance with all applicable laws, rules, and regulations, including insider-trading laws.  In addition, the company requires that its officers and employees comply with the policies set out from time to time in the Employee handbook.

DUTY TO REPORT AND CONSEQUENCES

Every director, officer and employee has a duty to adhere to this Code of Business Conduct and Ethics and all existing Company policies and to report to the Company any suspected violations in accordance with applicable procedures.

Employees shall report suspected violations of Company policies contained in the Employee Manual by following the reporting procedures for that specific policy in the Employee Manual.  All other suspected violations of the Code must be reported to that party or, if no specific reporting procedures are stated, to the Executive Vice-President.  The Company will investigate any matter so reported and take appropriate disciplinary and corrective action, up to and including termination.  The Company forbids retaliation against employees who report violations of this Code of Business Conduct and Ethics in good faith.

SCOPE

This Code does not supercede, change or alter the existing Company policies and procedures already in place as stated in the Employee Manual and communicated to Company employees.  Certain policies referred to herein are contained in their entirety in the Employee Manual, and Company employees are instructed to refer to this Manual for a copy of those policies and required reporting procedures.

No Company policy can provide definitive answers to all questions.  If employees have questions regarding any of the goals, or standards discussed or policies referenced in this Code or are in doubt about the best course of action in a particular situation, the employee should refer to the reporting requirements for that goal or standard as stated in the Code, or the reporting requirements for policies as stated in the Employee Manual and contact the person or party designated.

CERTIFICATE OF SECRETARY

I,    David K. Young              here certify that:

1.	I am the duly appointed and acting Secretary of CALAIS RESOURCES INC.

2.
The foregoing record, consisting of eight (8) pages, including this Certificate of Secretary, constitutes the Code of Business Conduct and Ethics of the Corporation as duly adopted by resolution of the Board of Directors of the Corporation on May 19, 2008, as reflected in the minutes of such meetings (the Policy).

IN WITNESS WHEREOF, I have executed this Certificate of Secretary and have caused this Policy to be placed in the Corporation’s  Minute Book as a part of the Record of Proceedings of the Board as of May 21, 2008, upon approval of the minutes of the meetings reflecting adoption of such Policy.

                               /s/ David K. Young
                               May 21, 2008